Exhibit 99.1

MEMC Electronic Materials, Inc. 501 Pearl Drive (City of O’Fallon) Post Office Box 8 St. Peters, Missouri 63376 USA Phone:636-474-5000 Fax: 636-474-5158 www.memc.com	For Immediate Release MEMC REPORTS THIRD QUARTER RESULTS

St. Peters, MO, October 23, 2008 – MEMC Electronic Materials, Inc. (NYSE: WFR) today reported financial results for the quarter ended September 30, 2008.

Highlights:

•	Net sales of $546.0 million
•	Gross profit of $269.7 million (49.4% of net sales)
•	Operating income of $227.5 million (41.7% of net sales)
•	Cash and investment balances of $1.4 billion
•	Repurchased 2.5 million shares under repurchase program
•	Commenced wafer deliveries to Conergy and Tainergy under long-term agreements

The company reported third quarter 2008 net sales of $546.0 million, which represents an increase of 2.7% from second quarter 2008 net sales of $531.4 million, and an increase of 15.5% from third quarter 2007 net sales of $472.8 million. The increase in net sales was primarily the result of higher product volumes.

Gross profit in the quarter was $269.7 million, or 49.4% of net sales, compared to $282.8 million, or 53.2% of sales, in the 2008 second quarter and $238.8 million, or 50.5% of sales, in the 2007 third quarter. Compared to the 2008 second quarter, gross profit declined primarily as a result of hurricane related impacts and a $9.0 million charge related to the potential shortfall to our annual purchase obligation associated with a take or pay agreement for raw material supply to our Pasadena facility. Discussions with the supplier are ongoing and a portion of this charge may be recoverable in the fourth quarter.

The company reported operating income during the quarter of $227.5 million, or 41.7% of net sales. This compares to $242.5 million, or 45.6% of net sales, for the 2008 second quarter and $200.1 million, or 42.3% of net sales, for the 2007 third quarter. Operating expenses were $42.2 million, or 7.7% of sales, compared to $40.3 million, or 7.6% of sales, in the 2008 second quarter, and $38.7 million, or 8.2% of sales, in the 2007 third quarter. The sequential increase in operating expenses was primarily due to one-time non-cash severance related expenses, as indicated in the company’s mid-quarter update on September 2, 2008.

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MEMC ELECTRONIC MATERIALS

Using an estimated effective cash tax rate of 15%, non-GAAP net income for the third quarter of 2008, excluding the non-cash effects of the quarterly valuation of the Suntech warrants, was $195.8 million and non-GAAP diluted EPS, excluding warrants, was $0.86 per share. See non-GAAP reconciliation information at the end of this press release following the financial statement tables. GAAP net income for the third quarter, using a GAAP tax rate of 17.2%, was $182.8 million or $0.80 per share, which includes a $0.04 per share non-cash impact relating to a decrease in the valuation of the Suntech warrants. The third quarter book tax rate includes a $38.2 million favorable impact associated with the closure of the previously disclosed IRS examination of the 2004-2005 tax years. Both GAAP and Non-GAAP EPS figures include $5.8 million of other than temporary impairments of long-term investments ($0.02 per share) due to the company’s holdings of certain Lehman Brothers Holdings, Inc. bonds and Sigma SIV bonds.

During the third quarter, the company generated operating cash flow of $115.3 million, or 21.1% of sales, compared to $205.0 million, or 38.6% of sales, in the 2008 second quarter. Capital expenditures for the third quarter totaled $73.1 million, or 13.4% of sales. Free cash flow (operating cash flow minus capital expenditures) was $42.2 million or 7.7% of sales. The company’s operating and free cash flows were reduced by $65 million based on the company’s election to further fund its U.S. pension plan and increase its after tax return on cash. MEMC ended the third quarter with cash and investments of $1.4 billion, compared to $1.5 billion at the end of the 2008 second quarter. The company did not maintain any significant debt in either period.

“MEMC grew sales by 3% sequentially, 15% year-over-year, and increased inventory by approximately $7 million, in spite of nearly three weeks of production impact due to hurricanes alone,” said Nabeel Gareeb, MEMC’s chief executive officer. “On the margin front, we posted gross and operating margins close to 50% and over 40%, respectively, even after absorbing the Pasadena shutdown, clean-up and start-up costs, the impact of underutilized facilities, lower wafer pricing, lower spot polysilicon sales volumes in the third quarter and a charge associated with the potential shortfall to a purchase obligation.”

“Although we are disappointed that hurricanes prevented us from achieving our original targets in the third quarter, we are proud of the resolve and determination exhibited by our employees and suppliers in rapidly ramping back to pre-hurricane levels.”

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MEMC ELECTRONIC MATERIALS

Fourth Quarter 2008 Outlook

“As we look at the current quarter, solar application demand continues to be healthy, while semiconductor application demand is weak, mostly due to customer inventory reduction efforts in light of uncertain macroeconomic conditions,” continued Gareeb. “This is resulting in significant sequential reduction in semiconductor wafer demand. While it takes quite a bit more polysilicon to make up the equivalent revenue by producing wafers for solar applications, our increased polysilicon production capability demonstrated in the third quarter and our market positioning should allow us to show continued sequential revenue growth in the fourth quarter, while improving our margin profile. As a result of these offsets in the face of uncertain demand, we are targeting fourth quarter revenue to be approximately $540 to $600 million. In addition, we are targeting gross margin to be over 50% in spite of reduced utilization of our wafer manufacturing facilities and price reductions. Operating expenses are targeted to be approximately $41 million.”

“This continued year over year growth, in spite of the sharp inventory corrections in the semiconductor application market in the second half of 2008, highlights the benefits of MEMC’s unique positioning as a vertically integrated wafer supplier to multiple markets, especially as we achieve the significant milestone of having revenue generated by solar applications exceed $1 billion in 2008 in spite of our spot polysilicon revenue declining as a percentage of sales year over year.”

“In this uncertain economic period, MEMC’s unique asset-efficient model and cost efficient structure, which were evolved over the last 6 years, are allowing us to continue to invest in the future while simultaneously generating free cash flow. This should further separate our financial standing from our competitors, reinforce MEMC’s competitive advantages, and position us for even greater success in the future,” concluded Gareeb.

Conference Call

MEMC will host a conference call today, October 23, 2008, at 5:00 p.m. ET to discuss the company’s third quarter results and related business matters. A live webcast will be available on the company’s web site at www.memc.com. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

A replay of the conference call will be available from 7:00 p.m. ET on October 23, 2008, until 11:59 p.m. ET on October 30, 2008. To access the replay, please dial (320) 365-3844 at any time during that period, using passcode 964847. A replay will also be available until 11:59 p.m. ET on October 30, 2008 on the company’s web site at www.memc.com.

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MEMC ELECTRONIC MATERIALS

About MEMC

MEMC is a global leader in the manufacture and sale of wafers and related intermediate products to the semiconductor and solar industries. MEMC has been a pioneer in the design and development of wafer technologies over the past four decades. With R&D and manufacturing facilities in the U.S., Europe and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells. MEMC’s common stock is listed on the New York Stock Exchange under the symbol ‘WFR’ and is included in the S&P 500 Index.

Contact:

Bill Michalek

Director, Investor Relations

MEMC Electronic Materials, Inc.

(636) 474-5443

Certain matters discussed in this news release are forward-looking statements, including that our market positioning should allow us to show sequential revenue growth, while improving our margin profile; that fourth quarter 2008 revenues are targeted to be approximately $540-$600 million, with gross margin over 50% and operating expenses of approximately $41 million. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include market demand for wafers and semiconductors as well as polysilicon; utilization of manufacturing capacity; good working order of our manufacturing facilities; our ability to reduce manufacturing and operating costs; inventory levels of our customers; changes in the pricing environment for both silicon wafers and polysilicon; supply chain difficulties or problems; interruption of production; delays in capacity expansion; customer acceptance of our new products; assumptions underlying management’s financial estimates; general economic conditions; actions by competitors, customers and suppliers; changes in product specifications and manufacturing processes; changes in financial market conditions; changes in the composition of worldwide taxable income; the impact of competitive products and technologies; changes in interest and currency exchange rates and other risks described in the company’s filings with the Securities and Exchange Commission. These forward-looking statements represent the company’s judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

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MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited; In millions, except per share data)

	Three Months Ended			Nine Months Ended
	September 30, 2008	June 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007

Net sales	$546.0	$531.4	$472.8	$1,578.8	$1,385.9
Cost of goods sold	276.3	248.6	234.0	767.0	679.0
Gross profit	269.7	282.8	238.8	811.8	706.9

Operating expenses:
Marketing and administration	31.9	30.3	28.8	92.8	83.0
Research and development	10.3	10.0	9.9	30.6	28.8
Operating income	227.5	242.5	200.1	688.4	595.1

Nonoperating (income) expense:
Interest expense	0.8	0.3	0.5	1.4	1.1
Interest income	(11.2)	(11.3)	(12.1)	(35.3)	(31.0)
Loss (gain) on fair value of warrant	9.6	12.3	(9.3)	231.3	(16.1)
Other, net	6.6	2.5	0.1	10.6	1.5
Total nonoperating (income) expense:	5.8	3.8	(20.8)	208.0	(44.5)
Income before income tax expense and minority interests	221.7	238.7	220.9	480.4	639.6
Income tax expense	38.1	61.2	69.7	160.0	187.4
Income before minority interests	183.6	177.5	151.2	320.4	452.2
Minority interests	(0.8)	(1.4)	0.3	(3.3)	(2.4)
Net income	$182.8	$176.1	$151.5	$317.1	$449.8

Basic income per share	$0.81	$0.77	$0.67	$1.39	$2.00
Diluted income per share	$0.80	$0.76	$0.65	$1.38	$1.94

Weighted-average shares used in computing basic income per share	226.3	228.3	225.0	227.7	224.7
Weighted-average shares used in computing diluted income per share	227.6	230.7	232.3	230.0	232.2

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited; In millions)

	September 30, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$932.3	$859.3
Short-term investments	187.3	457.1
Accounts receivable, net	239.6	197.9
Inventories	41.1	36.4
Prepaid and other current assets	28.4	38.8
Total current assets	1,428.7	1,589.5
Investments	317.8	12.7
Property, plant and equipment, net	976.4	834.0
Deferred tax assets, net	89.8	89.3
Other assets	172.1	361.7
Total assets	$2,984.8	$2,887.2

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$5.7	$5.3
Accounts payable	141.2	168.3
Accrued liabilities	65.0	40.8
Accrued wages and salaries	32.1	31.9
Customer deposits	209.8	122.0
Income taxes payable	69.3	75.9
Total current liabilities	523.1	444.2
Long-term debt, less current portion	24.6	25.6
Pension and post-employment liabilities	42.0	60.6
Deferred revenue	89.7	81.4
Other liabilities	190.0	204.6
Total liabilities	869.4	816.4
Minority interests	35.9	35.8
Commitments and contingencies
Stockholders' equity:
Preferred stock	—	—
Common stock	2.3	2.3
Additional paid-in capital	431.6	358.0
Retained earnings	2,077.6	1,760.5
Accumulated other comprehensive (loss) income	(30.2)	29.8
Treasury stock	(401.8)	(115.6)
Total stockholders' equity	2,079.5	2,035.0
Total liabilities and stockholders' equity	$2,984.8	$2,887.2

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; In millions)

	Three Months Ended			Nine Months Ended
	September 30, 2008	June 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Cash flows from operating activities:
Net income	$182.8	$176.1	$151.5	$317.1	$449.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	27.3	25.5	20.7	75.6	59.9
Minority interests	0.8	1.4	(0.3)	3.3	2.4
Stock-based compensation	11.9	9.6	8.5	34.1	23.7
Loss (gain) on fair value of warrant	9.6	12.3	(9.3)	231.3	(16.1)
Pension and Post-employment Liabilities	(64.2)	(2.6)	(4.8)	(68.1)	(9.7)
Working capital and other	(52.9)	(17.3)	100.3	(75.8)	168.7
Net cash provided by operating activities	115.3	205.0	266.6	517.5	678.7

Cash flows from investing activities:
Proceeds from sales and maturities of investments	64.7	111.3	2.9	377.6	46.4
Purchases of investments	(208.7)	(62.6)	(13.2)	(448.9)	(157.6)
Capital expenditures	(73.1)	(87.3)	(71.3)	(242.3)	(173.1)
Other	—	—	0.5	—	0.5
Net cash used in investing activities	(217.1)	(38.6)	(81.1)	(313.6)	(283.8)

Cash flows from financing activities:
Net proceeds from customer deposits related to long-term supply agreements	89.5	31.0	48.1	138.0	111.8
Principal payments on long-term debt	—	(2.9)	—	(2.9)	(2.5)
Dividends to Minority Interest	—	(3.2)	—	(3.2)	(6.2)
Excess tax benefits from stock-based payment arrangements	0.4	12.1	4.4	19.0	32.5
Common stock repurchased	(130.6)	(76.3)	(43.5)	(285.5)	(48.3)
Proceeds from issuance of common stock	1.2	9.3	8.4	19.8	26.8
Net cash (used in) provided by financing activities	(39.5)	(30.0)	17.4	(114.8)	114.1

Effect of exchange rate changes on cash and cash equivalents	(37.3)	(5.2)	12.6	(16.1)	15.8

Net (decrease) increase in cash and cash equivalents	(178.6)	131.2	215.5	73.0	524.8
Cash and cash equivalents at beginning of period	1,110.9	979.7	836.8	859.3	527.5
Cash and cash equivalents at end of period	$932.3	$1,110.9	$1,052.3	$932.3	$1,052.3

Reconciliation of GAAP Net Income (Loss) and Diluted EPS

to non-GAAP Net Income and Diluted EPS

(Unaudited; In millions, except per share data)

	Three Months Ended
	September 30, 2008		June 30, 2008		March 31, 2008
	Net Income	EPS	Net Income	EPS	Net Income	EPS
GAAP Net Income (Loss)	$182.8	$0.80	$176.1	$0.76	$(41.8)	$(0.18)
Cash Tax Difference*	4.8	0.02	25.4	0.11	57.7	0.25
Non-GAAP	187.6	0.82	201.5	0.87	15.9	0.07
Loss on Warrants at Cash Tax Rate**	8.2	0.04	10.5	0.05	178.0	0.77
Non-GAAP Income Excluding Warrants	$195.8	$0.86	$212.0	$0.92	$193.9	$0.84

Estimated annual book tax rate	23%		25%		25%
Estimated cash tax rate	15%		15%		15%

*Our estimated cash tax rate is the estimated tax payable on our tax returns as a percentage of estimated annual pre-tax book income. The annual cash tax rate is estimated quarterly by reference to book taxable income and then taking into account temporary book/tax differences and any tax basis items reflected on our annual tax returns. The company uses an estimated cash tax rate to adjust for the historical variation in the effective book tax rate associated with the reversal of valuation allowances, foreign tax credits and loss carry-forwards that are not tied to actual operating results, because the company believes that the cash tax rate provides a more transparent view of the company’s operating results. Please note that the actual book rate used for the purposes of calculating actual book net income for the third quarter was 17.2%.

**Because the value of the Suntech warrant may vary significantly from quarter to quarter, the company believes excluding its effect for non-GAAP EPS comparisons provides a more transparent view of the company's operating results.